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                            ARTICLES OF INCORPORATION

                                       OF

                               ATM HOLDINGS, INC.


        FIRST: The name of the corporation is ATM HOLDINGS, INC.

        SECOND: Its principal office in the State of Nevada is located at 6550 South Pecos Road, Las Vegas, Nevada 89120. The name and address of its resident agent is William Page, 6550 South Pecos Road, Las Vegas, Nevada 89120.

        THIRD: The nature of the business or objects or purposes proposed to be transacted, promoted or carried on are:

        To engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign, and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

        FOURTH: The total number of authorized shares of capital stock that may be issued by the corporation is Sixty Million (60,000,000) shares, of which Fifty Million (50,000,000) shares of a par value of One Hundredth of One Cent ($.0001) per share, amounting in the aggregate to Five Thousand ($5,000.00) Dollars shall be common stock, and of which Ten Million (10,000,000) shares of par value of One Tenth of One Cent ($.001) per share, amounting in the aggregate to Ten Thousand ($10,000) Dollars shall be preferred stock.

        The Board of Directors shall have the authority to fix, by resolution adopted for the issuance of such preferred stock, the designations, preferences and relative participating, voting, optional or other special rights, or qualifications, limitations or restrictions of such stock.

        FIFTH: The capital stock, after the amount of the subscription price, or par value has been paid, shall not be subject to assessment to pay the debts of the corporation.

        SIXTH: The governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By laws of the corporation, provided that the number of directors shall not be reduced to less than three
(3), except that in cases where all of the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.


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        The names and post office addresses of the first Board of Directors, which shall be two (2) in number, are as follows:


        Name                                 Post Office Address
        ----                                 -------------------
        JOSH SOLOVY                         20969 Ventura Boulevard
                                            Woodland Hills,
                                            California 91367

        KAVIT VILASVORATARN                 20969 Ventura Boulevard
                                            Woodland Hills,
                                            California 91367


        SEVENTH: In the furtherance, and not in limitation of the powers confirmed by statute, the Board of Directors is expressly authorized to:

        Subject to the By laws, if any, adopted by the stockholders, make, alter or amend the By laws of the corporation.

        To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

        By resolution passed by a majority of the whole board, to designate one
(1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the By laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

        When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power, given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have the power and authority to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as the Board of Directors deems expedient and in the best interests of the corporation.


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        EIGHTH: The name and post office address of the incorporator signing the
Articles of Incorporation is as follows:


        Name                            Post Office Address
        ----                            -------------------
        CARMELA MILILLO                 570 Seventh Avenue
                                        New York, N.Y. 10018


        NINTH: The corporation is to have perpetual existence.

        TENTH: Meetings of stockholders may be held outside the State of Nevada, if the By laws so provide. The books of the corporation may be kept (subject to any provision contained in the Nevada Revised Statutes) outside the State of Nevada at such place as may be designated from time to time by the Board of Directors or in the By laws of the corporation.

        ELEVENTH: No stockholder of the corporation shall, by reason of his holding shares of any class of stock of the corporation, have any preemptive or preferential right to purchase or subscribe to any class of stock of the corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options to purchase shares of stock, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholders, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors, in its discretion, may fix; and the Board of Directors may issue shares of any class of stock of the corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of stock of the corporation, without offering any such shares of any class of stock, either in whole or in part, to the existing stockholders of any class of stock.

        TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

        THIRTEENTH: To the fullest extent provided by Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended, an officer or director of the corporation shall not be liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer.


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        FOURTEENTH: To the fullest extent permitted by Chapter 78 of the Nevada
Revised Statutes, as the same exists or may hereafter be amended, an officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

        I. THE UNDERSIGNED, being the incorporator hereinbefore name, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly, have hereunto set my hand this 20th day of May 1996.




                                            /s/ CARMELA MILILLO
                                            --------------------
                                                CARMELA MILILLO
                                                Incorporator


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